Exhibit 4.4

CHARLES & COLVARD, LTD.

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (the “Amendment No. 1”) is dated as of the 18th day of February, 2009 between Charles & Colvard, Ltd., a North Carolina corporation formerly known as C3, Inc. (the “Company”), and American Stock Transfer & Trust Company, LLC (as successor rights agent to First Union National Bank, the “Rights Agent”).

RECITALS

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement dated as of February 22, 1999 (the “Rights Agreement”);

WHEREAS, the Board of Directors of the Company has considered the reasons underlying the adoption of the Rights Agreement and has determined those reasons continue to be valid and in the best interests of the Company at present;

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement on the terms and conditions hereinafter set forth; and

WHEREAS, the Board of Directors of the Company has duly authorized this Amendment No. 1.

NOW, THEREFORE, for and in consideration of the mutual promise, covenants and agreements contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto do hereby agree to amend the Rights Agreement, in accordance with Section 27 of the Rights Agreement, as follows:

1. Section 1(a) of the Rights Agreement is hereby amended by deleting the last sentence of such subsection in its entirety and replacing it with the following:

Notwithstanding the first sentence of this Section 1(a), no person shall be deemed to be an “Acquiring Person” if the Board of Directors of the Company determines in good faith that such Person became the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding inadvertently and such Person divests, as promptly as practicable after receipt of a written notice from the Company, a sufficient number of shares of Common Stock (or, for the avoidance of doubt, with respect to any Derivative Common Shares, terminates the subject derivative transaction or transactions or disposes of the subject derivative security or securities) so that such Person is no longer the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding.

2. Section 1(d)(ii) of the Rights Agreement is hereby amended by deleting the term “or” at the end of the subsection.

3. Section 1(d)(iii) of the Rights Agreement is hereby amended by deleting “acquisition.” at the end of such subsection and replacing it with “acquisition; or”.

4. Section 1(d) of the Rights Agreement is amended by adding the following subsection (iv) to follow subsection (iii):

(iv) that are the subject of a derivative transaction entered into by such Person or any of such Person’s Affiliates or Associates, or derivative security acquired by such Person or any of such Person’s Affiliates or Associates, which gives such Person or any of such Person’s Affiliates or Associates the economic equivalent of ownership of an amount of such securities due to the fact that the value of the derivative is explicitly determined by reference to the price or value of such securities, or which provides such Person or any of such Person’s Affiliates or Associates an opportunity, directly or indirectly, to profit, or to share in any profit, derived from any change in the value of such securities, in any case without regard to whether (A) such derivative conveys any voting rights in such securities to such Person or any of such Person’s Affiliates or Associates, (B) the derivative is required to be, or capable of being, settled through delivery of such securities, or (C) such Person or any of such Person’s Affiliates or Associates may have entered into other transactions that hedge the economic effect of such derivative; provided, however, that nothing in this Section 1(d)(iv) shall cause any Person to be the “Beneficial Owner” of, or to “beneficially own” any securities by virtue of a compensatory agreement or arrangement that may only be settled in cash and that is approved by the Board of Directors of the Company. In determining the number of shares of Common Stock of the Company beneficially owned by virtue of the operation of this Section 1(d)(iv), the subject Person shall be deemed to beneficially own (without duplication) the notional or other number of shares of Common Stock of the Company specified in the documentation evidencing the derivative position as being subject to be acquired upon the exercise or settlement of the applicable right or as the basis upon which the value or settlement amount of such right, or the opportunity of the holder of such right to profit or share in any profit, is to be calculated in whole or in part, and in any case (or if no such number of shares of Common Stock of the Company is specified in such documentation or otherwise), as determined by the Board of Directors in good faith to be the number of shares of Common Stock of the Company to which the derivative position relates. Such shares of Common Stock of the Company that are deemed so beneficially owned pursuant to the operation of this Section 1(d)(iv) shall be referred to herein as “Derivative Common Shares.”

5. Section 1(r) of the Rights Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(r) “Final Expiration Date” shall mean the Close of Business on February 22, 2019, unless extended by the Board of Directors of the Company as provided in Section 27 hereof.

6. Section 7(b) of the Rights Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(b) The Purchase Price for each one-hundredths of a share of Preferred Stock pursuant to the exercise of a Right shall be $3.10 as of February 22, 2009 and shall be subject to adjustment from time to time thereafter as provided in Sections 11 and 13(a) hereof and shall be payable in accordance with paragraph (c) below.

7. This Amendment No. 1 shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

8. If any term, provision, covenant or restriction of this Amendment No. 1 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 1 shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9. The Amendment No. 1 shall be deemed to be a contract under the laws of the State of North Carolina and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

10. This Amendment No. 1 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the date first written above.

CHARLES & COLVARD, LTD.

By:	/s/ Richard A. Bird
Name:	Richard A. Bird
Title:	CEO

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Herbert J. Lemmer
Name:	Herbert J. Lemmer
Title:	Vice President